Exhibit 3.29

CERTIFICATE OF FORMATION

OF

REVLON PROFESSIONAL HOLDING COMPANY LLC

1.          The name of the limited liability company is Revlon Professional Holding Company LLC.

2.          The address of its registered office in the State of Delaware is 1013 Centre Road in the City of Wilmington, the County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Revlon Professional Holding Company LLC on this 2nd day of March, 2000.

REVLON CONSUMER PRODUCTS CORPORATION

By:	/s/ Robert Kretzman
Name: Robert Kretzman
Title: Senior Vice President